Exhibit 99.5

AMENDMENT NUMBER ONE

TO THE

HENRY SCHEIN, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

AMENDED AND RESTATED EFFECTIVE AS OF SEPTEMBER 1, 2025

WHEREAS, Henry Schein, Inc. (the “Company”) maintains the Henry Schein, Inc. Supplemental Executive Retirement Plan, amended and restated effective as of September 1, 2025, and as subsequently amended (the “Plan”);

WHEREAS, pursuant to Section 16 of the Plan, the Board of Directors of the Company (the “Board”) or an authorized committee may amend the Plan;

WHEREAS, pursuant to the Charter of the Compensation Committee of the Board (the “Committee”), the Committee is authorized to amend the Plan; and

WHEREAS, the Committee wishes to amend the Plan to clarify the Plan’s definition of “Recognized Compensation.”

NOW, THEREFORE, the Plan is hereby amended, effective as of November 17, 2025, as follows:

1.	Section 1(gg) of the Plan is hereby amended in its entirety to read as follows:

“(gg) ‘Recognized Compensation’ means the dollar limitation pursuant to Section 401(a)(17) of the Code or such higher amount specified by the Committee from time to time prior to the determination of the amount of any contribution pursuant to Section 3(a).”

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IN WITNESS WHEREOF, this amendment has been executed this 30th day of December, 2025.

HENRY SCHEIN, INC.

By:	/s/ Christine Sheehy
Name:	Christine Sheehy
Title:	Senior Vice President and Chief Human Resources Officer